Exhibit 99.1

The following amendment to the Charter Amendment was adopted by the Board of Directors on April 30, 2010:

1. The proposed amendment to the Amended and Restated Certificate of Incorporation (the “Charter Amendment”) shall be amended by inserting a new sentence at the end of the definition of “Restriction Release Date” in Section 4.4.1 of the Charter Amendment that reads in its entirety as follows:

In addition, the Restriction Release Date shall occur on the close of business on the second Business Day after the final adjournment of the third consecutive annual meeting of the stockholders of the Company held after this Section 4.4 was most recently approved by the stockholders of the Company unless this Section 4.4 is re-approved by a majority of the stockholders voting at such meeting.